CAPE BANCORP, INC. ANNOUNCES A STOCK REPURCHASE PROGRAM

Cape May Court House, NJ – (Marketwire) – July 19, 2013 – Cape Bancorp, Inc. (the “Company”) (NASDAQ: CBNJ), the parent company of Cape Bank, today announced that the Company’s Board of Directors has authorized a second stock repurchase program for the repurchase of up to 5% or approximately 633,877 shares of the Company’s issued and outstanding common shares from its shareholders. The Company’s first stock repurchase program was completed on July 16, 2013.

The stock repurchase program may be carried out through open market purchases, block trades, negotiated private transactions and pursuant to a trading plan that will be adopted in accordance with Rule 10b5-1 of the Securities and Exchange rules. The stock will be repurchased on an ongoing basis and will be subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital and the Company’s financial performance.

Michael D. Devlin, President and Chief Executive Officer of the Company and Cape Bank, stated “We believe that our strong capital position and market conditions for the Company's stock indicate that a second stock repurchase plan is a prudent use of the Company's resources and serves the best interests of our shareholders.”

Cape Bancorp, Inc., with total assets of $1.03 billion at March 31, 2013, is the parent company of Cape Bank, a New Jersey chartered savings bank which operates fifteen offices serving individuals and small to mid-sized businesses in Atlantic and Cape May Counties, New Jersey.  Cape Bank is a member of the FDIC and an Equal Housing Lender.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or Cape Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as “expects,” “subject,” “believe,” “will,” “intends,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or Cape Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, the ability of the Company or Cape Bank to effectively manage its growth, and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission.